EXHIBIT 99.1

State Auto Financial reports third quarter 2017 results
•Quarterly loss of $0.23 per share
•Quarterly GAAP combined ratio of 114.8
•Return on equity of 3.1%
•Book value per share of $21.28

COLUMBUS, OHIO - November 2, 2017 - State Auto Financial Corporation (NASDAQ:STFC) today reported a third quarter 2017 net loss of $9.5 million, or $0.23 per diluted share, compared to net income of $10.1 million, or $0.24 per diluted share, for the same 2016 period. Net loss from operations1 per diluted share for the third quarter 2017 was $0.54 versus net income from operations1 per diluted share of $0.10 for the same 2016 period.
For the first nine months of 2017, STFC had a net loss of $4.9 million, or $0.12 per diluted share, compared to a net loss of $11.5 million, or $0.28 per diluted share, for the same 2016 period. Net loss from operations1 per diluted share for the first nine months of 2017 was $0.80 versus a net loss from operations per diluted share of $0.54 for the same 2016 period.
Operating Results
STFC’s GAAP combined ratio for the third quarter 2017 was 114.8 compared to 105.0 for the same 2016 period. Catastrophe losses during the third quarter 2017 accounted for 17.6 points of the 79.5 total loss ratio points, or $56.1 million, versus 2.5 points of the total 71.3 loss ratio points, or $8.1 million, for the same period in 2016. Non-catastrophe losses during the third quarter 2017 included 2.8 points of favorable development relating to prior years, or $9.0 million, versus 1.0 point of adverse development, or $3.5 million, for the same period in 2016.
Net written premium for the third quarter 2017 decreased 4.3% compared to the same period in 2016. By insurance segment, net written premium for personal and commercial increased 7.5% and 1.8%, respectively, and specialty decreased 42.3%. The personal segment increase was primarily due to rate actions taken to improve the profitability in personal auto and a higher level of new business policies for the third quarter 2017 compared to the third quarter 2016. The increase in the commercial line segment was driven primarily by a higher level of farm & ranch, middle market and debit mod workers’ compensation new business for the third quarter 2017 compared to the third quarter 2016. The decline in the specialty insurance segment was primarily driven by our decision to exit program business.
STFC’s GAAP combined ratio for the first nine months of 2017 was 110.1 compared to 107.9 for the same 2016 period. Catastrophe losses for the first nine months of 2017 accounted for 12.1 points of the 75.1 total loss ratio points, or $115.7 million, versus 6.8 points of the total 74.4 loss ratio points, or $65.4 million, for the same period in 2016. Noncatastrophe losses during the first nine months of 2017 included 3.4 points of favorable development relating to prior years, or $32.8 million, versus 3.6 points of adverse development, or $34.7 million, for the same period in 2016.
Net written premium for the first nine months of 2017 decreased 1.8% compared to the same period in 2016. By insurance segment, net written premium for personal increased 1.5% and commercial and specialty decreased 1.3% and 10.1%, respectively. The personal and specialty segments trends were due to the same factors discussed above. The decline in the commercial segment was driven by rate actions to improve profitability in commercial auto and a reduction in workers’ compensation due to the softening market.

Book Value and Return on Equity
STFC’s book value was $21.28 per share as of September 30, 2017 a decrease of $0.03 per share from STFC’s book value on Dec. 31, 2016. The decrease was driven by the increase in catastrophe losses discussed above. Return on stockholders’ equity for the 12 months ended September 30, 2017, was 3.1% compared to (0.9)% for the 12 months ended September 30, 2016.
STFC’s Chairman, President and CEO Mike LaRocco commented on the quarter as follows:
“Excluding catastrophe losses that were driven largely by our specialty segment, we delivered another solid quarter that demonstrates the progress we’re making in the transformation of State Auto Financial Corporation.
“Hurricanes Harvey and Irma were the primary drivers of catastrophe losses for third quarter 2017. Our Claims and Risk Engineering (CARE) associates responded exceptionally well, demonstrating the care and compassion that our customers expect and deserve.
“The continued focus on executing our strategy is producing results with new business growth across personal lines, including five additional states recently coming online with our new digital technology platform. We’ve now launched the platform in 17 states, including three October launches and anticipate the majority of states in personal lines to be rolled out by the end of 2017.
“In commercial lines, we successfully launched our new technology platform in Illinois, and will move into additional states through the end of 2017 and into 2018. We’re thrilled that our independent agency partners are embracing both our personal and commercial lines platforms, with strong quote volume and new business.
“Based on our strategic review of the Excess and Surplus lines of business (as previously announced) we have decided to exit the specialty segment and continue to invest our capital in our core lines of business. Our focus remains achieving our goal of profitable growth. During the third quarter of 2017, momentum continued to build, and I remain confident that we will succeed.”
About State Auto Financial Corporation
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.
1 Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.31 per diluted share for the third quarter 2017 and income of $0.68 year to date 2017 versus income of $0.14 for the third quarter 2016 and income of $0.26 year to date 2016.
STFC has scheduled a conference call with interested investors for Thursday, Nov. 2, at 11 a.m. ET to discuss the Company’s third quarter 2017 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at 2 p.m., Nov. 2, by calling 855-859-2056, conference ID 51534853. Supplemental schedules detailing the Company’s third quarter 2017 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

State Auto Financial Corporation

Media contact:
Kyle Anderson, 614-917-5497
Kyle.Anderson@StateAuto.com

or

Investor contact:
Tara Shull, 614-917-4478
Tara.Shull@StateAuto.com

Consolidated Statements of Income
($ in millions, except per share amounts)
(unaudited)	Three months ended September 30		Nine months ended September 30
	2017	2016	2017	2016
Net premiums written	$321.3	$335.8	$968.6	$986.2

Earned premiums	319.0	325.8	956.4	968.1
Net investment income	18.7	17.6	56.5	54.1
Net realized gain on investments	20.2	8.8	43.8	16.6
Other income	0.5	0.6	1.7	1.7
Total revenue	358.4	352.8	1,058.4	1,040.5

(Loss) income before federal income taxes	(11.2)	7.4	(4.5)	(13.9)

Federal income tax (benefit) expense	(1.7)	(2.7)	0.4	(2.4)
Net (loss) income	$(9.5)	$10.1	$(4.9)	$(11.5)

(Loss) earnings per common share:
- basic	$(0.23)	$0.24	$(0.12)	$(0.28)
- diluted	$(0.23)	$0.24	$(0.12)	$(0.28)
(Loss) earnings per share from operations (A):
- basic	$(0.54)	$0.10	$(0.80)	$(0.54)
- diluted	$(0.54)	$0.10	$(0.80)	$(0.54)
Weighted average shares outstanding:
- basic	42.2	41.6	42.0	41.5
- diluted	42.2	42.1	42.0	41.5
Return on average equity (LTM)	3.1%	(0.9)%
Book value per share	$21.28	$21.82
Dividends paid per share	$0.10	$0.10	$0.30	$0.30
Total shares outstanding	42.2	41.6

GAAP ratios:
Cat loss and ALAE ratio	17.6	2.5	12.1	6.8
Non-cat loss and LAE ratio	61.9	68.8	63.0	67.6
Loss and LAE ratio	79.5	71.3	75.1	74.4
Expense ratio	35.3	33.7	35.0	33.5
Combined ratio	114.8	105.0	110.1	107.9

(A) Reconciliation of non-GAAP financial measure:
Net (loss) income from operations:
Net (loss) income	$(9.5)	$10.1	$(4.9)	$(11.5)
Less net realized gains on investments,
less applicable federal income taxes	13.1	5.7	28.5	10.8
Net (loss) income from operations	$(22.6)	$4.4	$(33.4)	$(22.3)